Mail Stop 4561
								September 1, 2005


By U.S. Mail and Facsimile to (209) 830-6981

Robert E. Bloch
Executive Vice President and Chief Financial Officer
Service 1st Bancorp
2800 West March Lane, Suite 120
Stockton, California, 95219

Re:	Service 1st Bancorp
	Form 10-KSB for Fiscal Year Ended December 31, 2004
	File No. 000-50323

Dear Mr. Bloch:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


      					Paul Cline
								Senior Accountant